Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

AquaVenture Holdings Limited.. (“AquaVenture,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our ordinary shares.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our Amended Memorandum and Articles of Association.  The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Amended Memorandum and Articles of Association which is included as an exhibit to this Annual Report on Form 10-K and are incorporated by our reference herein.

Authorized Capital Stock

We are a company incorporated in the British Virgin Islands, or BVI, on June 17, 2016, and our affairs are governed by the provisions of our memorandum of association and articles of association, as amended and restated from time to time, and by the provisions of applicable British Virgin Islands law.

Our authorized capital stock consists of 250,000,000 ordinary shares of no par value.

As of March 2, 2020, we had 31,969,792 ordinary shares outstanding.

Listing

Our ordinary shares are listed on New York Stock Exchange under the symbol “WAAS.” On March 2, 2020, the last reported sale price for our ordinary shares, as reported on the New York Stock Exchange, was $27.00 per share.

Rights Attaching to Shares

Voting Rights

Holders of our ordinary shares have identical rights, including dividend and liquidation rights. Except as required by any applicable law or as provided for in this prospectus, the holders of ordinary shares will vote together on all matters (including the election of directors) submitted to a vote of shareholders.

Under the BVI Business Companies Act 2004 (the “BVI Act”), the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members is maintained by our transfer agent, Computershare Trust Company, N.A., which will enter the name of our shareholders in our register of members on the closing of the offering. If (a) information that is required to be entered in the register of shareholders is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Subject to any rights or restrictions attached to any shares, at any general meeting every shareholder of record who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. The chairman at the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution has been carried or not, unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting. Shareholders may not pass written resolutions without a meeting unless the action to be effected by written consent has expressly been approved in advance by our board of directors.

There is nothing under the laws of the British Virgin Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware General Corporation Law where cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation. We have made provisions in our Amended Memorandum and Articles of Association to prohibit cumulative voting for such elections.

Protection of Minority Shareholders

Under the laws of the British Virgin Islands, there is limited statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies. The principal protections under statutory law are unfair prejudice relief and an action to enforce the BVI Act or the constituent documents of the corporation, our Amended Memorandum and Articles of Association brought by the shareholders. Shareholders are entitled to have our affairs conducted in accordance with the BVI Act and the Amended Memorandum and Articles of Association.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors and that the principal remedy for an aggrieved minority shareholder was presentation of a winding up petition on just and equitable grounds. The BVI Act amplifies this position by providing that a shareholder is not entitled to bring an action or intervene in proceedings in the name of or on behalf of a BVI company. Every shareholder is entitled to have the affairs of the company conducted properly according to British Virgin Islands law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s Amended Memorandum and Articles of Association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

When we issue ordinary shares under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Pre-Emption Rights

British Virgin Islands law does not make a distinction between public and private companies and some of the protections and safeguards (such as statutory pre-emption rights, save to the extent that they are expressly provided for in the Amended Memorandum and Articles of Association) that investors may expect to find in relation to a public company are not provided for under British Virgin Islands law. There are no pre-emption rights applicable to the issuance of new shares under either British Virgin Islands law or our Amended Memorandum and Articles of Association.

Liquidation Rights

As permitted by British Virgin Islands law and our Amended Memorandum and Articles of Association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities.

Modification of Rights

As permitted by British Virgin Islands law, and our Amended Memorandum and Articles of Association, we may vary the rights attached to our ordinary shares only by a resolution passed at a meeting by the holders of at least a majority of the votes cast at a separate meeting of the holders of the ordinary shares.

Transfer of Shares

Subject to any applicable restrictions set forth in our Amended Memorandum and Articles of Association, any of our shareholders may transfer all or any of his or her shares by a written instrument of transfer in the usual or common form or in any other form which our directors may approve.

Our board of directors may, in its absolute discretion, resolve to refuse or delay the registration of any transfer of any share for reasons that shall be specified in a resolution of the directors. If our directors refuse or delay the registration of a transfer they shall, as soon as practicable, send to each of the transferor and the transferee notice of such refusal or delay in the agreed form.

Share Repurchase

As permitted by the BVI Act and our Amended Memorandum and Articles of Association, shares may be repurchased, redeemed or otherwise acquired and held by us.

Forfeiture

BVI law does not impose any procedures or timelines whereby the board may make calls on shareholders in terms of outstanding taxes or fees. However, where a par value share is issued by a BVI company and is not fully paid, then section 47(3) of the BVI Act provides that the person to whom the share is issued is liable to pay to the company an amount equal to the difference between the price and the par value.

In addition to the position under the BVI Act, article 7 of our Amended Memorandum and Articles of Association sets out certain forfeiture procedures with respect to shares that are not fully paid on issue. Therefore, we may deliver a written call notice requiring payment within 14 days from the date of service of the notice. If the shareholder fails to pay for the shares, at or before the time set out in the notice, the shares may be forfeited.

However, notwithstanding the forfeiture provisions in the Amended Memorandum and Articles of Association, our ordinary shares have no par value and the forfeiture provisions will not apply in respect of such shares.

Dividends

Subject to the BVI Act and our Amended Memorandum and Articles of Association, our directors may, by resolution, authorize a distribution to shareholders at such time and of such an amount as they think fit, if they are satisfied, on reasonable grounds, that, immediately after the distribution, we will satisfy the "solvency test" and a directors’ resolution includes a statement to that effect. A company will satisfy the solvency test if (i) the value of the company’s assets exceeds its liabilities; and (ii) the company is able to pay its debts as they fall due. Where a distribution is made to a shareholder at a time when the company did not, immediately after the distribution, satisfy the solvency test, it may be recovered by the company from the shareholder unless (i) the shareholder received the distribution in good faith and without knowledge of the company’s failure to satisfy the solvency test; (ii) the shareholder has altered his position in reliance on the validity of the distribution; and (iii) it would be unfair to require repayment in full or at all.

Issuance of Additional Ordinary Shares

Our Amended Memorandum and Articles of Association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Amended Memorandum and Articles of Association authorize our board of directors from time to time to issue ordinary shares to the extent permitted by the BVI Act.

Changes in Authorized Shares

We are authorized to issue 250,000,000 ordinary shares. We may by resolution:

•	consolidate and divide all or any of our unissued authorized shares into shares of a larger amount than our existing shares;
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sub-divide our existing ordinary shares, or any of them into shares of smaller amount than is fixed by our Amended Memorandum and Articles of Association, subject nevertheless to the provisions of the BVI Act;

•	cancel any ordinary shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; or
•	create new classes of shares with preferences to be determined by the board of directors at the time of authorization without prior shareholder approval.

Anti-Takeover Provisions

The BVI Act does not prevent companies from adopting a wide range of defensive measures. Our Amended Memorandum and Articles of Association contain the following provisions which may be regarded as defensive measures:

•	a requirement of the affirmative vote of two-thirds or more of the shares entitled to vote on special matters such as mergers or acquisitions;
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the prevention of "business combinations" with "interested shareholders" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in accordance with our articles of association by a general meeting of our shareholders or satisfies other requirements specified in our articles of association;

•	directors’ ability, in their absolute discretion, to decline to register any transfer of shares where it reasonably determines that it is in the best interest of our company to do so;
•	our board of directors’ ability to issue, from time to time, one or more classes of preferred shares and, with respect to each such class, to fix the terms thereof by resolution;
•	restrictions on the ability of shareholders to call meetings and bring proposals before meetings;
•	elimination of the ability of shareholders to act by written consent;
•	the requirement of the affirmative vote of two-thirds of the shares entitled to vote to amend certain provisions of our Amended Memorandum and Articles of Association;

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a staggered board of directors, consisting of three classes, with each class chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our shareholders; and

•	removal of directors only for cause and upon the resolution of our shareholders holding at least 75% of the votes of those shareholders entitled to vote and voting on such resolution.

Shareholders’ Rights under British Virgin Islands Law Generally

The BVI Act provides for certain remedies that may be available to shareholders. Where a company incorporated under the BVI Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, British Virgin Islands courts can issue a restraining or compliance order. However, shareholders can also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order based on such conduct. In addition, any shareholder of a company may apply to the courts for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

The BVI Act also provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (i) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (ii) a consolidation, if the company is a constituent company; (iii) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (a) a disposition pursuant to an order of the court having jurisdiction in the matter, (b) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (c) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (iv) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (v) an arrangement, if permitted by the court.

Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by a company’s memorandum and articles of association.